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CONFIDENTIAL TREATMENT REQUEST

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT 10.14

LICENSE AGREEMENT

BETWEEN

CALORIE MANAGEMENT SYSTEMS, INC.

AND

NDD MEDIZINTECHNIK AG

LICENSE AGREEMENT

        This Agreement dated August 21, 1999 ("Effective Date"), by and between Calorie Management Systems, Inc., a Delaware corporation with principal offices at 14586 Aloha Avenue, Saratoga, California 95070 ("CMS") and ndd Medizintechnik AG, a Swiss corporation with principal offices at Technoparkstrasse 1, CH-8005, Zurich, Switzerland ("NDD").

RECITALS

        WHEREAS, NDD is the owner of certain patents and pending patent applications with claims covering certain ultrasound airflow sensor technology and certain molecular mass analysis technology and of related know-how;

        WHEREAS, CMS desires to utilize such technology for devices that CMS markets for the assessment of nutritional needs, metabolism, aerobic performance, or cardiac output.

        WHEREAS, CMS desires a license from NDD under such patents, patent applications and know-how; and NDD is willing to grant such license under the terms and conditions set forth in this Agreement;

TABLE OF CONTENTS

1.	DEFINITIONS		2
2.	LICENSE GRANT		3
3.	ROYALTY PAYMENTS		4
	3.1	Royalties	4
	3.2	Prepaid Royalties	4
	3.3	Minimum Royalties	4
4.	ROYALTY PAYMENTS AND REPORTS		5
5.	RECORDS AND AUDIT		5
6.	TAXES		5
7.	TERM AND TERMINATION		5
	7.1	Term	5
	7.2	Termination	5
	7.3	Consequences of Termination	6
	7.4	Cumulative Remedies	6
	7.5	Survival	6
8.	PATENTS		7
	8.1	Patent Filing and Maintenance	7
	8.2	Infringement by Third Party	7
9.	REPRESENTATION AND WARRANTIES		7
10.	INDEMNIFICATION		8
	10.1	Indemnification by CMS	8
	10.2	Indemnification by NDD	8
	10.3	Conditions of Indemnification	8
11.	LIMITATION OF LIABILITY		9
12.	CONFIDENTIAL INFORMATION		9
	12.1	Due Care	9
	12.2	Permitted Disclosures	9
	12.3	Reasonable Need to Know	9
	12.4	Survival	9
13.	MANUFACTURING CONSIDERATIONS		9
	13.1	Reasonable Efforts	9
	13.2	Engineering Support	9
	13.3	Purchase of ASICs	9
	13.4	Certificate of Analysis.	10
	13.5	Certificate of Manufacturing Compliance	10
	13.6	CMS Inspection	10
	13.7	Regulatory Inspection	10
	13.8	Regulatory Inquiry	10
	13.9	Compliance	10
	13.10	ASIC Safety	10
	13.11	Regulatory Approvals	11
	13.12	Assistance	11
	13.13	ASIC Recall	11
	13.13	ASIC Problems	11
	13.14	Failure to Supply	11
	13.15	Supply Resumption

	13.16	Insurance
14.	MISCELLANEOUS		12
	14.1	Force Majeure	12
	14.2	Notices	12
	14.3	Assignment	12
	14.4	Successors and Assigns	13
	14.5	Alternative Dispute Resolution	13
	14.6	Publicity	13
	14.7	Relationship of Parties	13
	14.8	Appendices	13
	14.9	Headings	13
	14.10	Waiver	13
	14.11	Severability	13
	14.12	Entire Agreement; Amendment	13
	14.13	Applicable Law	13
	14.14	Governing Language	14

        NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, CMS and NDD mutually agree as follows:

1.    DEFINITIONS

        In addition to the terms defined in the provisions of this Agreement, the following terms shall have the meanings ascribed below:

        1.1  "Affiliate" means any entity in which CMS owns directly or indirectly at least fifty percent (50%), or the maximum percentage allowed by law in the country of the entity, of the outstanding voting equity (or other equity or ownership interest in the event that such entity is other than a corporation) of the entity.

        1.2  "Agreement" means this agreement, including all appendices to this Agreement.

        1.3  "Confidential Information" means the existence and terms of this Agreement, the Know-How and all other information disclosed in writing by one party to the other pursuant to this Agreement and identified as "CONFIDENTIAL" as well as information disclosed orally to the extent such oral disclosure is reduced to writing and is identified as "CONFIDENTIAL", which writing is provided to the other party within thirty (30) days after oral disclosure. "Confidential Information" does not include any such information which:

          (A)  is known to the receiving party before receipt thereof under this Agreement, or is independently developed by the receiving party without recourse to the other party's Confidential Information, as evidenced by the receiving party's written records;

          (B)  is disclosed to the receiving party without restriction after the Effective Date by a Third Party having a legal right to make such disclosure; or

          (C)  is or becomes part of the public domain through no breach of this Agreement.

        1.4  "Consumer Market" means the market for products that are primarily used in the home, the workplace, weight loss centers, and fitness centers and that do not require FDA clearance for sale in the United States.

        1.5  "Disposable Component" means an attachment for devices (A) CMS markets for the assessment of nutritional needs, metabolism, aerobic performance, or cardiac output, (B) which is directly contacted by a user's breath during a test and is intended to be replaced between uses for hygienic purposes, and (C) the manufacture or sale of which does not require premarket approval by the FDA under the United States Federal Food, Drug, and Cosmetics Act.

        1.6  "FDA" means the United States Food and Drug Administration or any successor agency.

        1.7  "First Commercial Sale" shall mean the first sale of a Licensed Product to a Third Party customer by CMS or an Affiliate of CMS as evidenced by the date on the invoice to such Third Party customer, provided, however that it does not include sales of prototype units to a Third Party customer for test and evaluation.

        1.8  "Know-How" means that proprietary technology, know-how, and/or trade secrets of NDD relating to the Patent Rights, but shall not include proprietary information with respect to the algorithms and other design and manufacturing codes and elements of the ASICs (as defined in Section 13.3 below).

        1.9  "Licensed Products" means any devise that includes a Disposable Component embodying the Licensed Technology, complies with all of the provisions of section 1.5 for use with devices CMS markets for the assessment of nutritional needs, metabolism, aerobic performance, or cardiac output the manufacture, use or sale of which, but for the license granted under Article 2 of this Agreement, would infringe a Valid Claim of the Patent Rights or the Know-How.

        1.10 "Licensed Technology" means Molecular Mass Analysis Technology and/or Ultrasound Airflow Sensor Technology covered by a Valid Claim under the Patent Rights.

        1.11 "Molecular Mass Analysis Technology" means the instantaneous measurement of molecular mass of gases traveling through the ultrasound airflow sensor calculated using the transit time measurements and gas temperature.

        1.12 "Net Sales" means with respect to the Licensed Products the gross sales of such Licensed Products billed by CMS or its Affiliates to a Third Party less (i) the allowances and adjustments separately and actually credited or paid to such Third Parties for damaged, outdated and returned Licensed Products; or (ii) trade discounts granted; and (iii) rebates granted specifically for Licensed Products covered under this Agreement; provided, that, if CMS or its Affiliates sells at a single price or rate a packaged combination of products, not all of which if sold individually would be Licensed Products, then the Net Sales of Licensed Products calculated with respect to such sales of packaged products shall equal the number of units of Licensed Products sold as part of such packaged products (less the number of units with respect to which allowances and adjustments have been separately and actually credited or paid to such Third Parties for damaged, outdated and returned Licensed Products) multiplied by the respective average net selling price of the same type of Licensed Products sold individually (excluding (ii) trade discounts granted; and (iii) rebates granted specifically for Licensed Products covered under this Agreement) during the applicable calendar quarter (or if no such individual sales occurred during such calendar quarter, the most recent previous calendar quarter during which such individual sales occurred).

        1.13 "Patent Rights" means (A) those patents and patent applications set forth in Appendix 1.12; (B) all patents which have or will issue from the patent applications listed in Appendix 1.12 and from divisional, continuation, continuation-in-part, or reissue applications based on the patents and patents applications listed in Appendix 1.12; (C) all extensions and reexamination certificates of patents identified in (A) and (B); and (D) all foreign patents (including inventor certificates, supplemental protection certificates and the like) which claim priority, in whole or in part, on the basis of the applications for the patent(s) identified in (A) and (B) above.

        1.14 "Third Party" means any individual, corporation, partnership, trust or other business organization or entity, and any other recognized organization other than the parties hereto and their Affiliates.

        1.15 "Ultrasound Airflow Sensor Technology" means airflow sensing using ultrasound transducers and transit time analysis.

        1.16 "Valid Claim" means any claim of an issued and unexpired patent which has not been held unenforceable, unpatentable nor invalid by a decision of a court or governmental agency of competent jurisdiction, unappealed and unappealable within the time allowed for appeal nor has been admitted by the patent holder to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.    LICENSE GRANT

        2.1    License Grant.    Subject to the terms and conditions set forth in this Agreement, NDD hereby grants to CMS and its Affiliates a worldwide, an exclusive royalty-bearing license under the Patent Rights and Know-How, to make, have made, use, import, offer to sell and sell Licensed Products in the consumer market.

        2.2    Right to Covert.    Three years after the Effective Date of this agreement NDD shall have the absolute right and option to convert said license granted in section 2.2 to a non-exclusive license.

Written notice of NDD's intent to convert to non-exclusive shall be given to CMS not less than 6 months prior to the proposed effective date of conversion. The license granted in § 2.1 shall become non-exclusive effective as of the date specified in the written notice which shall be deemed to be an amendment of this Agreement (notwithstanding the absence of a signature or acceptance by CMS) from and after such date.

        2.3    Right to Sublicense.    CMS shall have the right to sublicense to third parties with the prior written approval of NDD.

3.    ROYALTY PAYMENTS

        3.1    Royalties.

          3.1.1    Exclusive License.    CMS shall pay to NDD a royalty of [*] on Net Sales of Licensed Products for the exclusive license.

          3.1.2    Non-exclusive License.    In the event NDD elects to convert to a non-exclusive license, as provided in section 2.2 the royalty shall be reduced to [*] on Net Sales of Licensed Products. Said reduction in royalty shall commence upon the date of written notice to CMS by NDD of its intent to convert to a non-exclusive license.

        3.2    Prepaid Royalties.    CMS will pay to NDD seventy five thousand U.S. dollars (US$75,000) as follows: $25,0000 upon the execution of this Agreement; $25,000 within ten (10) days after completion of the technology transfer described in Appendix 1.7; and the final $25,000 within ten (10) days after a prototype of the Licensed Product is is demonstrated as meeting the specifications set forth in Appendix 3.2. These payments shall be non-refundable and will be credited against future royalties accrued by CMS under Section 3.1 that are in excess of the minimum amounts specified in Section 3.3.

        3.3    Minimum Royalties.

          3.3.1    Exclusive License.    If royalties accrued by CMS under this Agreement do not equal or exceed the minimum amounts set forth below in the time periods noted, then NDD may notify CMS in writing that NDD intends to terminate the Agreement within sixty (60) days from the date CMS receives such notification: (A) [*] one year after the First Commercial Sale or June 30, 2001, whichever comes first; (B) [*] one year thereafter, and (C) [*] for every year after that. Within such sixty (60) days, CMS shall have the right to make up the difference between the minimum royalty due and the actual royalty accrued for such time period. CMS shall notify NDD in writing whether it intends to make up such difference or not. If CMS makes such payment within the sixty (60) day period or such other time period to which the parties agree, then this Agreement shall continue; if CMS does not make such payment, then this Agreement shall terminate.

          3.3.2    Non-Exclusive License.    In the event NDD elects to convert to a non-exclusive license, the Minimum Royalties described in 3.3.1 shall be reduced to $25,000 annually, commencing on the effective date of the conversion to non-exclusive and prorated for the annual period during which the effective date of conversion occurs.

4.    ROYALTY PAYMENTS AND REPORTS

        Royalty payments shall be made in United States currency within thirty (30) days after the end of the calendar quarter in which such royalties have accrued in the United States and within sixty (60) days for royalties accrued outside the United States. The calculation of the accrued royalties payable hereunder in respect of sales denominated in a foreign currency shall be based on Net Sales converted to U.S. dollars the by using the monthly average of the daily exchange rate published at 12:00 noon by the Federal Reserve Bank of New York for the month in which a sale is invoiced or such other methodology as is customarily and generally used by CMS and its Affiliates for determining exchange rate conversion of foreign currency to US dollars in the case of sales of products in the relevant country. Each royalty payment shall be accompanied by a statement which sets forth the Net Sales, separately listed for each type of Licensed Product in each country, expressed in the currency of the country and in US dollars, converted as provided above, the exchange rate, the royalty rates and the royalties payable in U.S. dollars. Payments not made when due shall bear interest from the due date at the rate of one percent (1%) per month accrued daily.

5.    RECORDS AND AUDIT

        CMS shall keep and cause its Affiliates to keep and maintain records of sales made pursuant to the license granted under this Agreement. Such records shall be open to inspection, at the offices of CMS, at any reasonable time within three (3) years after the royalty period to which such records relate, but no more often than once a year, upon fourteen (14) days prior written notice by NDD to CMS. Such inspection shall be performed by a recognized independent accountant selected by NDD and approved by CMS, which approval shall not be unreasonably withheld. All expenses of such inspection shall be borne by NDD; provided that, if CMS is found to have under paid by more than ten percent (10%), then CMS shall bear such expenses. Such accountant shall examine the records kept pursuant to this Agreement and such other relevant books and records as it deems reasonably necessary to determine whether the Net Sales and royalty payment amounts reported to NDD were accurately reported in accordance with this Agreement. A copy of its report to NDD shall be given concurrently to CMS. Any such report shall be considered the Confidential Information of CMS. Any underpayment shall be paid to NDD within ten (10) business days of CMS's receipt of the accountant's report. Any overpayment by CMS shall be reimbursed by NDD within ten (10) business days of NDD's receipt of such report.

6.    TAXES

        All United States Federal withholding taxes required to be withheld from royalty payments due NDD shall be deducted from amounts payable hereunder and shall be paid on behalf of NDD. CMS shall promptly inform NDD of all such deductions. Tax receipts received by CMS evidencing payment of such taxes shall be forwarded to NDD. CMS agrees to assist NDD in recovering or preventing the levy or withholding of any such taxes, provided that CMS shall be reimbursed for its out-of-pocket expenses incurred in rendering any such assistance. CMS will cooperate with NDD in not withholding any such taxes not required to be withheld.

7.    TERM AND TERMINATION

        7.1    Term.    The term of this Agreement shall commence on the Effective Date and unless sooner terminated as provided below, shall terminate upon the expiration, on a country-by-country basis, upon the last to expire patent included in the Patents Rights for a given country.

        7.2    Termination.    In addition to termination under Sections 3.3 and 14.1(B) this Agreement may be terminated as follows:

          (A)  By either party upon written notice to the other party (i) in the event of insolvency of the other party, or the appointment of a receiver by the other party for all or any substantial part of its properties, provided that such receiver is not discharged within one hundred-twenty (120) days of his appointment; (ii) the adjudication of the other party as a bankrupt; (iii) the admission by the other party in writing of its inability to pay its debts as they become due; (iv) the execution by the other party of an assignment for the benefit of its creditors; or (v) the filing by the other party of a petition to be adjudged a bankrupt, or a petition or answer admitting the material allegations of a petition filed against the other party in any bankruptcy proceeding, or the act of the other party in instituting or voluntarily being or becoming a party to any other judicial proceeding intended to effect a discharge of the debts of the other party, in whole or in part.

          (B)  By either party

              (i)  if one party believes that the other party has committed a breach of any material provision of this Agreement, and the other party has failed to remedy such breach within sixty (60) days after the receipt of notice in writing of such breach from the non-breaching party and the non-breaching party has submitted the issue of whether the other party has committed such breach for resolution in accordance with the procedure set forth in Appendix 14.5 (Alternative Dispute Resolution); and

            (ii)  if the neutral person in accordance with the procedures set forth in Appendix 14.5 renders a ruling that the alleged breaching party has materially breached the Agreement; and

            (iii)  if the breaching party has materially failed to comply with the terms of such ruling within the time period specified therein for compliance or, if no time period is stated, then the non-breaching party has served notice upon the breaching party to undertake the actions specified to comply with the terms of the ruling and the breaching party has materially failed, within forty-five (45) days of such notice with regard to payment obligations, and within ninety (90) days of such notice with regard to other obligations, to undertake such action, then the non-breaching party shall have the right to terminate this Agreement by delivering written notice to the breaching party within thirty (30) days after expiration of the applicable period under this sub Section; and

            (iv)  except as provided in Sections 3.3, 14.1(B) and 7.2(A)- (B), the foregoing rights to terminate this Agreement and the license herein are the only such rights of the parties to take such actions under this Agreement.

        7.3    Consequences of Termination.    The consequences of termination of this Agreement or the expiration of this Agreement due to the last to expire patent under the Patent Rights are as follows:

          (A)  Promptly after expiration or termination, each party shall, except as otherwise provided in this Agreement, return or destroy, and certify to such destruction of, all Confidential Information of the other party; provided that, each party may maintain one copy for archival purposes solely to confirm compliance with the provisions of Article 12.

          (B)  Upon termination, CMS's license under this Agreement shall terminate and CMS shall pay all royalties and other obligations which shall have accrued through the date of termination in accordance with the provisions of Article 4.

          (C)  Within one hundred twenty (120) days of termination, CMS shall dispose of, by sale or otherwise, any remaining Licensed Product and any such sales shall be included in the calculation under 7.3(B) above.

        7.4    Cumulative Remedies.

Except as provided in Article 11 and Section 14.5, each party shall have the rights and remedies set forth herein in addition to any other remedies which it may have under applicable statutory or common law. Each party shall have the sole discretion to determine which of its rights and remedies, if any, it shall pursue and such party shall not be required to exhaust any of its other rights or remedies before pursuing any one of the rights and remedies set forth in this Agreement.

        7.5    Survival.    Termination of this Agreement shall not relieve either party of its obligations incurred prior to expiration or early termination. The obligations under Section 14.6 (Publicity); Section 14.5 (Alterative Dispute Resolution); Section 14.3 (Assignment); Section 13.11 (ASIC Recall); Article 12 (Confidential Information); Article 11 (Limitation of Liability); Article 10 (Indemnification);

Article 9 (Representations and Warranties); Sections 7.3 (Consequences of Termination); Section 7.5 (Survival); Article 5 (Records and Audit); Article 4 (Royalty Payments and Reports); and Article 3 (Royalty Payments), as applicable to royalties owed at termination or expiration, shall survive expiration or early termination of this Agreement or of any extensions thereof for a period of five (5) years if a survival period is not otherwise stated. Any other provisions of this Agreement contemplated by their terms to pertain to a period of time following termination or expiration of this Agreement shall survive.

8.    PATENTS

        8.1    Patent Filing and Maintenance.    NDD shall be responsible for and bear the cost of filing, prosecuting and maintaining all U.S. and foreign applications and patents within the Patent Rights. CMS shall be given an opportunity to review and comment upon patent applications under the Patent Rights. If NDD shall provide such opportunities to CMS, then CMS shall make no claim against NDD with regard to the discharge of such responsibilities provided that NDD exercises reasonable judgment. NDD shall keep CMS advised as to all material developments with respect to all patents and patent applications within the Patent Rights and shall promptly supply CMS with copies of all papers received and proposed to be filed in connection with the prosecution or defense thereof in sufficient time for CMS to comment upon. If NDD fails to maintain any patent under the Patent Rights, upon written notice to NDD, CMS may file such documents and make such payments as are necessary to maintain any such patent. Any such payments made by CMS may be deducted from any royalty payments due to NDD under this Agreement.

        8.2    Infringement by Third Party.    In the event NDD or CMS has reason to believe that a Third Party (other than a licensee from NDD) may be infringing any of the Patent Rights, such party shall promptly notify the other party. NDD and CMS shall consult regarding any such infringement and each shall have the right to institute action for infringement of the Patent Rights against a Third Party in accordance with the following:

          (A)  Absent an agreement to sue jointly, CMS shall have the right to file and control prosecution of any suit seeking to enjoin or recover damages from infringers of any patent included within the Patent Rights. NDD shall cooperate with CMS in the prosecution of any such suit. CMS shall bear the entire cost and expense of any such suit and any monetary recovery shall be shared 95% for CMS and 5% for NDD. CMS shall not settle any such action in a manner prejudicial to the Patent Rights without NDD's prior written approval, which shall not be unreasonably withheld.

          (B)  In the event that CMS does not institute or prosecute any suit to enjoin or recover damages from any infringer, NDD may do so at its expense after giving CMS sixty (60) days notice and CMS having failed to exercise its right under (A).

        8.3    Marking.    CMS agrees to mark the Licensed Products (or their containers or labels) with the numbers of the licensed Patent Rights represented by issued patents and with the words "Patent Pending" with respect to licensed Patent Rights represented by patent applications in such form as NDD shall reasonably request.

9.    REPRESENTATION AND WARRANTIES

        9.1    Specific Warranties.    NDD hereby represents and warrants,

          (A)  it has the full right, power and corporate authority to enter into this Agreement, and to make the promises and to grant the licenses set forth in this Agreement and there are no agreements, assignments or encumbrances inconsistent with the provisions of this Agreement;

          (B)  it owns all right, title and interest in the Patent Rights by assignment or otherwise, and is not a sublicensee under any of the patents under the Patent Rights and Appendix 1.12 indicates the status of all Patent Rights and all applications are still pending in good standing and have not been abandoned;

          (C)  it has disclosed all patents, patents pending, and patent applications in Appendix 1.12 which are owned by it or with respect to which it has the right to sublicense.

          (D)  to the best of its knowledge, no actions are threatened or pending before any court or governmental agency or other tribunal relating to the Patent Rights;

          (E)  the Patent Rights have not or will not be obtained through any tortious activity or omission or misrepresentation by NDD that would limit or destroy the validity of the Patent Rights and NDD has no knowledge or information that would impact on or affect the validity and/or enforceability of the Patent Rights.

        9.2    Warranty Disclaimer.    Nothing in this Agreement is or shall be construed as:

          (a)  A warranty or representation by Licensor as to the validity or scope of any licensed Patent Rights;

          (b)  An obligation to bring or prosecute actions or suits against Third Parties for infringement, except to the extent and in the circumstances described herein; or

          (c)  Granting by implication, estoppel, or otherwise any licenses under patents of NDD or other persons other than the licensed Patent Rights.

        9.3    No Warranties of Merchantability or Fitness for Use.    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NDD MAKES NO REPRESENTATION AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, OR ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10.    INDEMNIFICATION

        10.1    Indemnification by CMS.    CMS shall defend, indemnify and hold NDD, its directors, employees, and agents harmless from and against all claims, causes of action, settlement costs and other costs (including reasonable attorney fees and expenses), damages, losses or liabilities of any kind ("Liabilities") which arise from any Third Party allegations regarding death or injury to persons or damage to property caused by the Licensed Products to the extent such Liabilities are not the result of any negligent act or omission or willful misconduct on the part of NDD.

        10.2    Indemnification by NDD.    NDD shall defend, indemnify and hold CMS, its directors, employees, and agents harmless from and against all Liabilities to Third Parties which arise from (A) any material breach of a representation or warranty under Article 9; and (B) any allegations regarding death or injury to persons or damage to property caused by an ASIC purchased by CMS under this Agreement.

        10.3    Conditions of Indemnification.    If either party expects to seek indemnification under this Article, it shall promptly give notice to the indemnifying party of the basis for such claim of indemnification. If indemnification is sought as a result of any Third Party claim or suit, such notice to the indemnifying party shall be within such a time frame as not to materially prejudice the rights of the indemnifying party (notice to be sent as set forth in Section 14.2). Each party shall cooperate fully with the other party in the defense of all such claims or suits. No offer of settlement, settlement or compromise shall be binding on a party hereto without its prior written consent (which consent will not be unreasonably withheld) unless such settlement fully releases the other party without any liability, loss, cost or obligation to such party.

11.    LIMITATION OF LIABILITY

        Except for Third Party Liabilities arising under Article 10, in no event shall either party be liable for indirect, incidental, penal or consequential damages, or other similar damages, arising out of this Agreement.

12.    CONFIDENTIAL INFORMATION

        12.1    Due Care.    It is recognized by the parties that during the term of this Agreement, the parties will exchange Confidential Information pertaining to their performance hereunder. Each party will use Confidential Information only as provided by this Agreement and will exercise due care to prevent the disclosure of Confidential Information of the other party.

        12.2    Permitted Disclosures.    Notwithstanding the above, nothing contained in this Agreement shall preclude CMS or NDD from utilizing or disclosing to others its Confidential Information or utilizing Confidential Information received from the other party as may be required (A) for regulatory purposes, including obtaining FDA approvals; (B) for audit, tax or customs purposes; (C) by court or other government order, provided that the party subject to such order notifies the other party and uses reasonable efforts to obtain a protective order covering such Confidential Information or (D) as otherwise required by law, provided that if one party makes such disclosure, the other party shall be given the opportunity for prior review of and comment on such disclosure, which comment shall be taken into consideration by the disclosing party.

        12.3    Reasonable Need to Know.    In addition to the foregoing, NDD and CMS may disclose the Confidential Information of the other party to those Third Parties who have a reasonable need for the Confidential Information in the performance of their services in connection with the matters set forth in this Agreement; who are informed of the confidential nature of the Confidential Information; and who are bound not to disclose such Confidential Information.

        12.4    Survival.    The obligations of the parties set forth in this Article 12 shall apply during the term hereof and for a period of five (5) years after the date of early termination or expiration of this Agreement or of any extension thereof.

13.    MANUFACTURING CONSIDERATIONS

        13.1    Reasonable Efforts.    CMS shall use commercially reasonable efforts to develop and market a Licensed Product; provided, however, that CMS shall have no liability if CMS determines in its sole discretion to not commence, not continue or to abandon the development or manufacture of a Licensed Product, except for the payment of the minimum royalties required by Section 3.3.

        13.2    Engineering Support.    Upon the written request of CMS, NDD shall provide CMS with up to thirty-six (36) hours of engineering development support each month at a cost of one hundred fifty U.S. dollars (US$150) per hour plus any out-of-pocket expenses. Any engineering support in excess of the thirty-six (36) hours will be by mutual written agreement of the parties. NDD shall use commercially reasonable efforts to provide the services described above, but its failure so to do shall not constitute a breach of this Agreement.

        13.3    Purchase of ASICs.    NDD currently manufactures a proprietary application specific integrated circuit ("ASIC") which is used in ultrasonic flow sensors which comply with the specifications set forth on Appendix 13.3 hereto. NDD shall make such ASIC available for purchase by CMS and CMS shall purchase at NDD's purchase price for such ASIC unit as evidenced by the applicable purchase orders, copies of which shall be provided to CMS, plus the following charge (shipping and handling shall be paid by CMS):

Additional Charge per Unit	Cumulative Purchase Quantity
[*]	1-5,000
[*]	5,001-40,000
[*]	40,001+

"Cumulative" shall mean that the additional charge per unit shall accrue on the basis of the first 5,000 units ordered, the next 35,000 units ordered and the number of units in excess of 40,000 ordered during the entire term of this Agreement. At least ninety (90) before CMS requires the first production ASICs, CMS shall provide an annual estimate of units to be purchased and will place firm purchase orders for the first 90 days supply. This forecasting and ordering process shall be repeated every 90 days thereafter. ASICs purchase by CMS shall be used solely in connection with Licensed Products.

        13.4    Test Reports.    NDD shall test or cause to be tested each batch of ASICs pursuant to this Agreement before delivery to CMS. Each test shall set forth the items tested, specifications and test results in a report for each batch delivered. NDD shall send or cause to be sent such report to CMS along with delivery of the ASICs. CMS is entitled to rely on such report for all purposes of this Agreement. Nothing in this Agreement shall be construed to require CMS to perform any incoming testing, analytical or otherwise, on any ASICs received from NDD.

        13.5    Certificate of Manufacturing Compliance.    NDD shall provide or cause to be provided for each batch of ASICs purchased by CMS a certificate of manufacturing compliance which will certify that the batch of ASICs was manufactured in accordance with the appropriate product specifications, set forth on Appendix 13.3.

        13.6    CMS Inspection.    Notwithstanding NDD's obligation to provide the certificate set forth in Section 13.5, NDD shall permit CMS upon reasonable notice and during regular business hours, but no more often than once in each calendar year, access to those areas of NDD's manufacturing facilities where the ASICs are manufactured, tested, packaged, stored, handled and shipped and access to the manufacturing records of the ASICs manufactured for CMS.

        13.7    Regulatory Inspection.    NDD shall permit representatives of any regulatory agency having jurisdiction over the manufacture and/or marketing of the ASICs (or of any other product in which the ASIC is incorporated) to inspect its facilities in conjunction with the manufacture, testing, packaging, storage, handling and shipping of the ASICs. Further, NDD shall advise CMS immediately if NDD receives notice of an impending inspection or if an authorized agent of the FDA or other governmental agency visits any of NDD's manufacturing facilities concerning the ASICs. NDD shall furnish to CMS any report, including any FDA Form 483 notices (or comparable notices of other agencies), regulatory letters or similar documents received from such agency and the application of such report to the ASICs, if any, within seven (7) days of NDD's receipt of such report.

        13.8    Regulatory Inquiry.    Each party shall promptly inform the other of any formal or informal inquiry to any ASIC by any regulatory agency of any state or national government or supranational authority.

        13.9    Regulatory Approvals.    CMS shall be responsible for obtaining and maintaining all regulatory approvals required to sell the ASICs by CMS, whether from the FDA or any other regulatory body that has jurisdiction over the sale of the ASICs.

        13.10    Assistance.    NDD will assist CMS with any application for regulatory approval whether from the FDA or any other regulatory body (e.g., 510(K), PMA, Koseisho), country product registration and OSHA/safety related requests.

        13.11    ASIC Recall.    Should any ASIC defect or any governmental action require

          (A)  the recall, destruction or withholding from market of any ASICs sold hereunder (hereinafter "Recall");

          (B)  issuance of a Medical Device Report within the meaning of the United States Food and Drug Administration Act on any ASICs sold hereunder (hereinafter a "MDR"); or

          (C)  institution of a field correction of any ASICs sold hereunder (hereinafter "Field Correction"), then NDD shall bear the costs and expenses of correcting any defects in the ASICs and providing replacement ASIC's to CMS and CMS shall bear all other costs and expenses of such Field Correction.

        13.12    ASIC Problems.    If NDD has any knowledge of a problem with the ASICs, then NDD immediately will notify CMS in writing of the problem and forward to CMS all information concerning the problem which is in NDD's possession. If CMS is made aware of a problem with the device that utilizes the ASICs or receives a customer complaint regarding such device and determines the problem is related to the ASICs, then NDD shall assist CMS in the further investigation and/or correction of the problem by providing relevant documentation other than proprietary information with respect to the algorithms, codes and other elements of the design and manufacture of the ASIC, agreeing to run reasonable tests and providing other assistance as reasonably requested by CMS.

        13.13    Failure to Supply.    In the event that NDD is unable, or notifies CMS that it is unable, for any reason (including an event of force majeure) to supply the ASICs in accordance with the quantities and/or delivery dates specified by CMS pursuant to Section 13.3, NDD shall promptly notify CMS. If such failure to supply will continue or does continue for a period of thirty (30) consecutive days, CMS may at its discretion (A) require NDD to supply the undelivered ASICs at a future date agreed upon by the parties; or (B) request that NDD transfer manufacture of ASICs to a Third Party vendor mutually agreed upon by NDD and CMS (the "Transfer Request"); or (C) if within 30 days from the date of CMS's Transfer Request, NDD and CMS have failed to agree upon a mutually acceptable Third Party vendor as set forth in subparagraph (B), then CMS may choose the third party vendor. If CMS and/or NDD determines to have the ASICs manufactured by a Third Party as set forth in subparagraphs (B) or (C) above, NDD shall provide to such Third Party all necessary information, documentation, technical assistance and cooperation by appropriate employees of NDD on an expedited basis to enable such Third Party to manufacture the ASICs in accordance with the appropriate specifications. Said production know-how and documentation shall remain proprietary to NDD and said third party vendor shall be required to sign a non-disclosure agreement to protect this information. In this event, CMS shall continue to purchase ASICS from NDD and NDD shall continue to purchase ASICs from said Third Party supplier until such time as NDD is able to resume supply of the ASICs. In the event of failure to deliver ASICs due to insolvency on the part of NDD, CMS shall have the right to purchase ASICs directly from said Third Party supplier.

        13.14    Insurance.    NDD, at its sole cost and expense, shall obtain and keep in force during the term of this Agreement a policy of comprehensive liability insurance with bodily injury, death and property damage limits in commercially reasonable amounts.

        The insurance policy shall be endorsed to provide for written notification to CMS by the insurer not less than thirty (30) days prior to cancellation, expiration, or modification. A certificate of insurance evidencing compliance with the Section and referencing this Agreement shall be furnished to CMS by NDD within ten (10) days of this Agreement's Effective Date, or other date as agreed by the parties, and of any insurance renewal.

        CMS, at its cost and expense, shall comply with the foregoing obligation as if "NDD" referred to CMS and "CMS" referred to NDD.

14.    MISCELLANEOUS

        14.1    Force Majeure.

          (A)  Delay or failure on the part of either party in performing its obligations under this Agreement (except for payment of money) shall not subject such party to any liability to the other if such delay or failure is caused by or results from acts such as but not limited to acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, or compliance with any law, order or regulation of any government entity acting with color of right.

          (B)  Upon occurrence of an event of force majeure, the party affected shall promptly notify the other in writing, setting forth the details of the occurrence, and making every attempt to resume the performance of its obligations as soon as practicable after the force majeure event ceases. If such event prevents or will prevent performance of a material provision of this Agreement by one party for more than six (6) months, then the other party may immediately terminate this Agreement upon written notice to the non-performing party and in accordance with Article 7.

        14.2    Notices.    Any notice permitted or required by this Agreement shall be sent by (A) facsimile with a written confirmation copy, (B) registered mail or (C) a recognized private mail carrier service, and such notice shall be effective on the date received as indicated by the facsimile imprint date in the case of (A) and the carrier receipt in the case of (B) and (C), if sent and addressed as follows or to such other address as may be designated by a party in writing:

If to NDD:	ndd Medizintechnik AG Attention: Oscar Kaelin Technoparkstrasse 1 CH-8005 Zurich Switzerland Telefax: 411 445 2531
If to CMS:	Calorie Management Systems, Inc. Attention: Noel Johnson 14586 Aloha Avenue Saratoga, California 95070 Telefax: (408) 741-8201
With copy to:	General Counsel Associates LLP Attention: Susan J. Skaer, Esq. 1891 Landings Drive Mountain View, CA 94043 Telefax: (650)-428-3901

        14.3    Assignment.    This Agreement may not be assigned or transferred by either party, whether by operation of law or otherwise except under the following circumstances:

          (A)  CMS may assign this Agreement to a wholly-owned subsidiary of CMS or of its Affiliates; provided that no such assignment shall relieve CMS of its obligations under this Agreement.

          (B)  Either party may assign or transfer this Agreement to an Affiliate or Third Party in the event of a sale of all or substantially all of its assets to which this Agreement pertains or the merger into, acquisition by, or sale to such Affiliate or Third Party.

        14.4    Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

        14.5    Alternative Dispute Resolution.    The parties agree that any dispute that arises in connection with this Agreement shall be resolved by binding Alternative Dispute Resolution ("ADR") in the manner described in Appendix 14.5.

        14.6    Publicity.    The parties agree that upon the execution of this Agreement, no press release will be issued. Neither party shall (A) originate any publicity, news release or other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement, any amendment hereto or performance hereunder, or (B) use the name of the other in any publicity, news release or other public announcement, except (i) with the prior written consent of the other party, or (ii) as required by law, in which case the originating party will give reasonable prior notice of such proposed disclosure to the other party, will provide the basis for the disclosure and the content. Consistent with applicable law, the other party will have the right to request reasonable changes to the disclosure, including the redaction of Confidential Information, to protect its interests.

        14.7    Relationship of Parties.    The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended or is to be construed so as to constitute the parties as partners, joint venturers, or either party as an agent or employee of the other. Neither party has any express or implied right under this Agreement to assume or create any obligation on behalf of or in the name of the other, or to bind the other party to any contract, agreement or undertaking with any Third Party, and no conduct of the parties shall be deemed to infer such right.

        14.8    Year 2000 Compliance.    All hardware and software used by NDD in the manufacturing process of ASICs, and all hardware and software used by NDD or CMS and their respective Affiliates in connection with their performance of obligations under this Agreement, will have no lesser functionality with respect to records containing dates after January 1, 2000, than previously with respect to dates prior to January 1, 2000.

        14.9    Appendices.    All appendices referenced herein are hereby made a part of this Agreement.

        14.10    Headings.    The headings used in this Agreement are for convenience only and are not a part of this Agreement.

        14.11    Waiver.    No waiver by either party of any default, right or remedy shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other or of the same default, right or remedy respectively, on a future occasion.

        14.12    Severability.    If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

        14.13    Entire Agreement; Amendment.    This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, written and oral, between the parties. No modification of any of the terms of this Agreement shall be deemed to be valid unless it is in writing and signed by both parties. No course of dealing or usage of trade shall be used to modify the terms and conditions in this Agreement.

        14.14    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding its conflict of laws principles and its procedural laws and rules.

        14.15    Governing Language.    The English language version of this Agreement shall be controlling in all respects, notwithstanding any translation of this Agreement made for any purpose whatsoever.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative.

CALORIE MANAGEMENT SYSTEMS, INC.		NDD MEDIZINTECHNIK AG

By:	/s/ NOEL L. JOHNSON	By:	/s/ OSCAR KAELIN
Title:	CEO	Title:	CEO
Date:	8/21/99	Date:	8/25/99

APPENDIX 1.7

NDD ASIC and software code: Technology transfer list

1	Hardware and hardware information to be supplied by NDD:
	1.1	5 complete ASIC-based flow circuit boards with 5 pair of attached transducers. (delivery as soon as possible)
	1.2	10 unattached ASICs and 10 pair of unattached transducers. (delivery mid August)
	1.3	Schematic diagram and Bill of Materials for the circuits and components needed to utilize an NDD ASIC in a flow meter.
	1.4	Instructions on integrating an NDD ASIC with ultrasonic transducers, temperature sensors, and other necessary components into a flow sensor.
	1.5	Transducer requirements (frequency, capacitance, sensitivity, etc.)
	1.6	Interface requirements for communicating with the ASIC
	1.7	Discussion of alternatives to current packaging and communication designs
	1.8	Power supply requirements.
	1.9	Known circuit sensitivities.
	1.10	EMI shielding information.
2	Software and software information to be supplied by NDD:
	2.1	Source code and documentation to be supplies by NDD (as soon as possible):
		2.1.1	Routines to convert ASIC sensor output into:
			2.1.1.1	Flow
			2.1.1.2	Temperature
			2.1.1.3	Molecular Mass
			2.1.1.4	Volume
		2.1.2	Routines to detect the start and stop points of inhalation and exhalation in respiratory flow data.
		2.1.3	Routines for calibrating and testing the flow sensor.
	2.2	Any software requirement, design, or test specifications that exist to support the routines described in 2.1
	2.3	List of development tools used to implement the routines described in 2.1.
3	Support
	3.1	Ongoing technical assistance to implement the described hardware and software into a resting metabolic meter.

APPENDIX 1.12

NDD Patents and Patent Applications

1.    Ultrasound Sensor and Disposable Breathing Tube

Patent / Application	Status	Date
European Patent Application # 93 909 906.5
Patent: EP 0 597 060 (Austria, Belgium, Switzerld, Spain, France, Great Britain, Italy, Netherlands, Sweden, Germany)	issued	1994

US Patent # 5,419,326 Application # 08 / 190,053	issued	95-05-30 94-01-31

Japanese Patent Application # 6-500117	pending	Published 94-10-27

2.    Molar Mass Detection:

Patent / Application	Status	Date
European Patent Application # [*]	pending	[*]
US Patent # 5,645,071 Application # 08 / 379,465	issued	95-05-30 94-05-19
Japanese Patent Application # [*]	pending	[*]

3.    Disposable Ultrasound Sensor:

Patent / Application	Status	Date
European Patent Application # [*]	pending	[*]
US Patent # 5,647,370 Application # 08 / 301,252	issued	97-07-15 94-09-06
Japanese Patent Application # [*]	pending

* Portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

APPENDIX 3.2

SPECIFICATIONS FOR FUNCTIONAL PROTOTYPE OF CMS LICENSED PRODUCT

1    ASIC integration milestones:

  1.1.
  Integration of ndd ASIC into IDEO circuit board

  1.2.
  Successful bit level communication with flow ASIC.

2    Flow sensor milestones:

  1.3.
  A comparison shall be made using the same IDEO prototype flow sensor (flow tubing and microphones), driven: A) with the ndd built ASIC circuit boards and Wbreath software (Configuration A), and B) with the IDEO prototype circuit boards and IDEO implementation of the ndd flow measurement algorithms (Configuration B).

  1.4.
  Flow rates of [*], and [*] L/S shall be established with the computer driven waveform generator from Mark Hoyte Industries.

  1.5.
  After taking account for any flow rate errors from the waveform generator, the flow measured by Configuration A and B shall match to within [*].

3    Molar Mass milestones:

  3.1
  MM measurements shall be demonstrated using the following measurement setup:

  3.2
  Series 4000 gas mixer from environics (or equivalent), accuracy approx. +/-1%.

  3.3
  M measurement shall be taken at zero flow and constant temperature of flow tube. For that purpose the flow tube is flushed with the gas mixture and then the flow is stopped during the measurement phase. This procedure is taken in order to have constant gas temperature with the entire measurement tube.

  3.4
  Flow tube temperature (and therefore gas temperature) is measured and used for the MM calculation.

  3.5
  Five measurements of a binary gas mixture are measured: 100% N2, 75% N2 and 25% O2, 50% N2 and 50% O2, 25% N2 and 75% O2, 100% O2.

  3.6
  The MM results are validated by showing that the five measurements are on a straight line (correlation coefficient > 0.90).

APPENDIX 13.3

NDD ASIC Specification

1	Description
	1.1	An application specific integrated circuit (ASIC) that supports a bi-directional flow meter based on transit time differences between two ultrasonic transducers
2	Additional components required
	2.1	Two ultrasonic transducers. (a approx. [*]kHz capacitive transducer is available through NDD)
	2.2	Two thermistors. (supplied separately)
	2.3	Miscellaneous support circuitry.
3	ASIC output
	3.1	Transit time from transducer A to B
	3.2	Transit time from transducer B to A
	3.3	Temperature from thermistor A
	3.4	Temperature from thermistor B
	3.5	ASIC status
4	Operating conditions
	4.1	Flow gas measured:
		4.1.1	Room air
		4.1.2	Human exhalant.
	4.2	operating ambient pressure range: [*] mmHg
	4.3	typical operating temperature range: [*]C to [*]C
	4.4	operating humidity range: [*] to [*]
	4.5	non-operating temperature range: -20 to 60C
	4.6	Operational Modes
		4.6.1	OFF: no power applied to ASIC
		4.6.2	STANDBY: the ASIC PC board is receiving power, but the transducers are not sending or receiving signals.
		4.6.3	ON: the ASIC PC board is on and the transducers are sending and receiving signals.
	4.7	Sample frequencies: [*]Hz, [*]Hz, [*]Hz
	4.8	Minimum transit time resolution: [*] nanoseconds.
5	ASIC Longevity:
	5.1	The ASIC will be expected to operate at the middle of the range of the conditions described in (4) according the following usage scenario:
		5.1.1	[*] minutes of continuous measurement (in the ON mode), [*] measurement periods per hour, 8 hours per day, 7 days per week, 50 weeks per year for [*] years. ([*] minutes) Between measurement periods, the ASIC may be maintained in either the STANDBY or OFF modes.

APPENDIX 14.5

ALTERNATIVE DISPUTE RESOLUTION

        The parties recognize that bona fide disputes as to certain matters may arise from time to time during the term of this Agreement which relate to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within ninety (90) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

        If the matter has not been resolved within ninety (90) days of the notice of dispute, or if the parties fail to meet within such ninety (90) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1.
To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2.
Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the JAMS/Endispute in San Jose, California (JAMS) (1-800-352-5267), to select a neutral pursuant to the following procedures:

(a)
JAMS shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or Affiliates.

(b)
Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c)
Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to JAMS within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to JAMS along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d)
If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, JAMS immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, JAMS may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, JAMS shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3.
No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or Affiliates.

4.
At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a)
a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b)
a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)
a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue; and

(d)
a brief in support of such party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding but may be amended by the neutral to the extent required to justly resolve the disputes related thereto.

  Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or - admission of documents.

5.
The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)
Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b)
Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c)
The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)
Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)
Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6.
Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.
The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8.
The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a)
If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b)
If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.
The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.
Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

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